This preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which, or to any person to whom, such offer or sale is not permitted.

Subject to Completion, dated October 12, 2010

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)

(To Prospectus dated May 1, 2009)	Registration No. 333-158956
68,682,000 Shares

Common Stock

We are offering 40,900,000 shares of our common stock to be sold in this offering and the selling stockholder and our largest stockholder, Tracinda Corporation, is offering 27,782,000 shares of common stock to be sold in this offering. We will not receive any proceeds from the sale of such common stock by the selling stockholder.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “MGM.” On October 12, 2010, the last reported sale price of our common stock on the NYSE was $13.61 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholder	$	$

The underwriter may purchase up to an additional 6,135,000 shares of common stock from us and 4,167,300 shares from the selling stockholder on the same terms and conditions set forth above, within 30 days from the date of this prospectus supplement if Barclays Capital sells more than 68,682,000 shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Illinois Gaming Board nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus supplement, or the accompanying prospectus, or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Barclays Capital expects to deliver the shares on or about October   , 2010.

Barclays Capital

Prospectus Supplement dated October   , 2010.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “Commission”). The shelf registration statement was declared effective by the Commission upon filing on May 1, 2009. By using a shelf registration statement, we may sell any combination of the securities described in the base prospectus from time to time in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying base prospectus include important information about us, our common stock and other information you should know before investing in our common stock. You should rely only on the information or representations incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. You may obtain copies of the shelf registration, or any document which we have filed as an exhibit to the shelf registration or to any other Commission filing, either from the Commission or from the Secretary of MGM Resorts International as described under “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement and the accompanying base prospectus is accurate as of any date other than the date printed on their respective covers.

s-i

Prospectus Supplement

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference “forward-looking statements” that are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” and similar references to future periods. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	our substantial indebtedness and significant financial commitments and our ability to satisfy our obligations;

•	economic and credit market conditions and our ability to refinance our indebtedness and make planned capital expenditures;

s-ii

•	restrictions in our senior credit facility and other senior indebtedness;

•	competition with other destination travel locations throughout the United States and the world;

•	the fact that several of our businesses are subject to extensive regulation;

•	disruption due to extreme weather conditions;

•	changes in energy prices;

•	our concentration of gaming resorts on the Las Vegas Strip;

•	leisure and business travel is susceptible to global geopolitical events, such as terrorism or acts of war;

•	investing through partnerships or joint ventures, including CityCenter and MGM Macau, decreases our ability to manage risk;

•	plans for future construction can be affected by a variety of factors, including timing delays and legal challenges;

•	the outcome of any ongoing and future litigation;

•	the fact that Tracinda Corporation owns a significant portion of our stock and may have interests that differ from the interests of our other shareholders; and

•	a significant portion of our labor force is covered by collective bargaining agreements.

The forward-looking statements included or incorporated herein are made only as of the date of this prospectus supplement, or as of the date of the documents incorporated by reference. Other factors or events not identified above, including those described under “Risk Factors,” could also cause our actual results to differ materially from those projected. Most of those factors and events are difficult to predict accurately and are generally beyond our control. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

s-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the financial data and related notes, as well as the documents incorporated by reference, before making an investment decision. In this prospectus supplement, except where the context otherwise requires, we will collectively refer to MGM Resorts International and its direct and indirect subsidiaries as “MGM Resorts International,” “we,” “our” and “us.”

MGM Resorts International

We are one of the world’s leading and most respected companies with significant holdings in gaming, hospitality and entertainment. We believe the casino resorts we own, manage and invest in are among the world’s finest resorts. At June 30, 2010, our operations consisted of 15 wholly owned casino resorts and 50% investments in five other casino resorts (in the case of our interest in Borgata, held through a divestiture trust). We own and operate Bellagio, MGM Grand Las Vegas (including The Signature at MGM Grand, a condominium-hotel with over 1,150 units), Mandalay Bay, The Mirage, Luxor, New York-New York, Excalibur, Monte Carlo and Circus Circus Las Vegas, located in Las Vegas, Nevada. We also own and operate Circus Circus Reno, located in Reno, Nevada; Gold Strike, located in Jean, Nevada; Railroad Pass, located in Henderson, Nevada; MGM Grand Detroit, located in Detroit, Michigan; Gold Strike, located in Tunica, Mississippi; and Beau Rivage, located in Biloxi, Mississippi. We also own 50% of MGM Grand Macau, located in Macau S.A.R.; 50% of Silver Legacy, located in Reno, Nevada; and 50% of Grand Victoria, located in Elgin, Illinois.

We own 50% of CityCenter, located between Bellagio and Monte Carlo. CityCenter consists of Aria, a 4,000-room casino resort; Mandarin Oriental Las Vegas, a 400-room non-gaming boutique hotel; Crystals, a 425,000 square foot retail district, including shops, dining and entertainment venues; and Vdara, a 1,495-room luxury condominium- hotel. In addition, CityCenter features residential units in the Residences at Mandarin Oriental — 225 units and Veer — approximately 670 units. Aria, Vdara, Mandarin Oriental and Crystals all opened in December 2009 and the residential units within CityCenter began the closing process in early 2010. We receive a management fee of 2% of gross revenues for the management of Aria and Vdara, and 5% of EBITDA (as defined in the agreements governing our management of Aria and Vdara). In addition, we receive an annual fee of $3 million for the management of Crystals.

We also own and operate Shadow Creek, an exclusive golf course located approximately ten miles north of our Las Vegas Strip resorts and Fallen Oak golf course, located in Saucier, Mississippi. We also own the Primm Valley Golf Club, located at the California state line, which is currently operated by a third party.

Our principal executive offices are located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The telephone number for our principal executives offices is (702) 693-7120.

Recent Developments

Preliminary Third Quarter Results

The results in this section reflect preliminary expectations of financial results for the quarter ended September 30, 2010 and have not been reviewed by our auditors and are subject to change.

Preliminary Earnings Results

We expect a third quarter diluted loss per share (“EPS”) of approximately $0.72 compared to a loss of $1.70 per share in the quarter ended September 30, 2009. The current year results include expected pre-tax impairment charges totaling $357 million, or $0.51 per diluted share, net of tax, including an impairment charge of $182 million related to our investment in CityCenter, a pre-tax charge of $46 million related to impairment of CityCenter’s residential real estate inventory, and an impairment charge of $128 million related to our Borgata investment. The prior year results include pre-tax impairment charges totaling $1.17 billion, or $1.72 loss per diluted share, net of tax, including a pre-tax impairment charge of $956 million related to our investment in CityCenter and a pre-tax impairment charge of $203 million related to impairment of CityCenter’s residential real estate under development.

The following table lists these and other items which will affect the comparability of the current and prior year quarterly results (approximate EPS impact shown, net of tax, per diluted share; negative amounts represent charges to income):

	Three Months Ended September 30,
	2010	2009

Preopening and start-up expenses	$—	$(0.01)
Property transactions net:
Investment in CityCenter impairment charge	(0.27)	(1.40)
Investment in Borgata impairment charge	(0.17)	—
Other property transactions, net	(0.01)	(0.02)
Income (loss) from unconsolidated affiliates:
CityCenter residential inventory impairment charge	(0.07)	(0.30)
CityCenter forfeited residential deposits income	0.02	—
Borgata insurance proceeds	—	0.02

Preliminary Operating Results

Net revenue for the quarter ended September 30, 2010 is expected to be approximately $1.56 billion. Excluding reimbursed costs revenue mainly related to our management of CityCenter (approximately $89 million in the quarter ended September 30, 2010 and $16 million in the quarter ended September 30, 2009), net revenue is expected to be approximately $1.47 billion, a decrease of 3% from 2009. Reimbursed costs revenue represents reimbursement of costs, primarily payroll-related, incurred by us in connection with the provision of management services.

Las Vegas Strip hotel revenue per available room was $97 for the quarter ended September 30, 2010, a decrease of 2% from the quarter ended September 30, 2009, with occupancy of 93% and an average daily rate of $105. Bellagio and Mandalay Bay both recorded hotel revenue per available room increases in the third quarter.

Third quarter total casino revenue was approximately 9% lower than the prior year, with slots revenue down approximately 3% for the quarter. Our table games volume, excluding baccarat, was down 7% in the quarter, while baccarat volume was down 6% compared to the prior year quarter. The overall table games hold percentage was lower in the quarter ended September 30, 2010 than the prior year third quarter. In the quarter ended September 30, 2010, the hold percentage was above the midpoint of our normal range of 18% to 22%, while in the quarter ended September 30, 2009 it was above the high end of the range.

Operating loss for the quarter ended September 30, 2010 is expected to be approximately $206 million, which includes the CityCenter investment impairment, the Borgata impairment and our share of the CityCenter residential impairment charge. Prior year operating loss was $963 million and included impairment charges related to our investment in CityCenter and our share of a CityCenter residential real estate impairment charge.

Adjusted Property EBITDA (see “— Adjusted EBITDA and Adjusted Property EBITDA” below for definitions and reconciliation to GAAP measures) attributable to wholly-owned operations is expected to be approximately $314 million in the quarter ended September 30, 2010, down 13% compared to the prior year.

Income from Unconsolidated Affiliates

We expect a loss from unconsolidated affiliates of $7 million in the quarter ended September 30, 2010, compared to a loss of $133 million in the quarter ended September 30, 2009.

MGM Macau is expected to earn operating income of $61 million in the quarter ended September 30, 2010, including depreciation expense of $22 million, compared to operating income of $50 million in the quarter ended September 30, 2009, which included depreciation expense of $23 million.

Expected results for CityCenter for the quarter ended September 30, 2010 include the following:

•	CityCenter expects net revenues of $413 million in the third quarter, including $166 million related to residential operations, of which $28 million related to forfeited residential deposits;

•	Aria expects net revenue of $219 million and Adjusted EBITDA of $41 million. Aria’s results were positively affected by a high table games hold percentage, which increased Adjusted EBITDA by approximately $26 million;

•	Aria’s occupancy percentage was 82% and its average daily rate was $175, resulting in hotel revenue per available room of $142; and

•	CityCenter recorded an approximately $93 million impairment charge related to its residential inventory due to an increase in estimated final costs of the residential components, and expects to record a $279 million impairment charge related to its Harmon Hotel & Spa component. The Harmon impairment did not affect our loss from unconsolidated affiliates because we had previously recognized our 50% share of the impairment charge in connection with prior impairments of our investment balance.

We recorded our share of CityCenter’s results, including adjustments for recognition of basis differences as follows ((expense)/income):

	Three Months Ended September 30,
	2010	2009
	(In thousands)

Preopening and start-up expenses	$—	$(10,671)
Income (loss) from unconsolidated affiliates	(46,420)	(204,333)
Non-operating items from unconsolidated affiliates	(21,199)	(758)

Financial Position

At September 30, 2010, we had approximately $12.9 billion of indebtedness (with a carrying value of $12.6 billion), including $3.4 billion of borrowings outstanding under our senior credit facility, with available borrowing capacity under the senior credit facility of approximately $1.3 billion.

Adjusted EBITDA and Adjusted Property EBITDA

“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.

We believe that while items excluded from Adjusted EBITDA and Adjusted Property EBITDA may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, we believe excluded items may not relate specifically to current operating trends or be indicative of future results. For example, pre-opening and start-up expenses will be significantly different in periods when we are developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period.

In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, we use Adjusted Property EBITDA as the primary measure of our operating resorts’ performance.

Adjusted EBITDA or Adjusted Property EBITDA should not be construed as an alternative to operating income or net income, as an indicator of our performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner.

The following table presents a reconciliation of Adjusted EBITDA to net loss:

	Three Months Ended September 30,
	2010	2009
	(In thousands)

Adjusted EBITDA	$271,140	$188,498
Preopening and start-up expenses	(30)	(10,058)
Property transactions, net	(318,154)	(971,208)
Depreciation and amortization	(158,857)	(170,651)

Operating loss	(205,901)	(963,419)

Non-operating income (expense):
Interest expense, net	(285,139)	(181,899)
Other	(19,887)	(12,930)

	(305,026)	(194,829)

Loss before income taxes	(510,927)	(1,158,248)
Benefit for income taxes	193,711	407,860

Net loss	$(317,216)	$(750,388)

The following tables present reconciliations of operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA:

	Three Months Ended September 30, 2010
		Preopening and	Property	Depreciation
	Operating	Start-up	Transactions,	and	Adjusted
	Income (loss)	Expenses	Net	Amortization	EBITDA
	(In thousands)

Bellagio	$52,040	$—	$(18)	$23,836	$75,858
MGM Grand Las Vegas	20,855	—	(45)	19,201	40,011
Mandalay Bay	5,023	—	2,181	23,231	30,435
The Mirage	16,104	—	450	15,426	31,980
Luxor	3,666	—	11	10,437	14,114
New York-New York	14,307	—	763	6,873	21,943
Excalibur	10,300	—	—	5,581	15,881
Monte Carlo	(1,954)	—	3,765	6,119	7,930
Circus Circus Las Vegas	1,024	—	4	5,098	6,126
MGM Grand Detroit	30,724	—	(484)	10,226	40,466
Beau Rivage	4,950	—	348	12,339	17,637
Gold Strike Tunica	7,532	—	549	3,623	11,704
Management operations	(4,986)	—	—	3,432	(1,554)
Other operations	(53)	30	(1)	1,917	1,893

Wholly-owned operations	159,532	30	7,523	147,339	314,424
CityCenter (50)%	(46,420)	—	—	—	(46,420)
Macau (50)%	29,372	—	—	—	29,372
Other unconsolidated resorts	9,924	—	—	—	9,924

	152,408	30	7,523	147,339	307,300
Stock compensation	(8,599)	—	—	—	(8,599)
Corporate	(349,710)	—	310,631	11,518	(27,561)

	$(205,901)	$30	$318,154	$158,857	$271,140

	Three Months Ended September 30, 2009
		Preopening and	Property	Depreciation
	Operating	Start-up	Transactions,	and	Adjusted
	Income (loss)	Expenses	Net	Amortization	EBITDA
	(In thousands)

Bellagio	$29,495	$—	$1,206	$31,175	$61,876
MGM Grand Las Vegas	50,634	—	5	20,088	70,727
Mandalay Bay	13,822	145	(73)	22,328	36,222
The Mirage	37,368	—	17	17,128	54,513
Luxor	10,542	(759)	(12)	9,218	18,989
New York-New York	6,775	—	1,394	9,821	17,990
Excalibur	13,413	—	(14)	5,777	19,176
Monte Carlo	(5,685)	—	2,456	7,159	3,930
Circus Circus Las Vegas	1,910	—	80	5,763	7,753
MGM Grand Detroit	17,889	—	5,906	8,934	32,729
Beau Rivage	5,819	—	—	12,227	18,046
Gold Strike Tunica	7,774	—	—	3,760	11,534
Management operations	847	—	2,473	1,027	4,347
Other operations	238	—	—	1,466	1,704

Wholly-owned operations	190,841	(614)	13,438	155,871	359,536
CityCenter (50)%	(215,006)	10,672	—	—	(204,334)
Macau (50)%	23,557	—	—	—	23,557
Other unconsolidated resorts	48,070	—	—	—	48,070

	47,462	10,058	13,438	155,871	226,829
Stock compensation	(9,319)	—	—	—	(9,319)
Corporate	(1,001,562)	—	957,770	14,780	(29,012)

	$(963,419)	$10,058	$971,208	$170,651	$188,498

The following table presents a reconciliation of CityCenter’s Adjusted EBITDA to net loss:

Three Months Ended
September 30,
2010
(In thousands)

Adjusted EBITDA	$52,357
Property transactions, net	(372,035)
Depreciation and amortization	(80,821)

Operating loss	(400,499)

Non-operating income (expense):
Interest expense, net	(65,618)
Other	(189)

(65,807)

Net loss	$(466,306)

The following table presents a reconciliation of CityCenter’s operating loss to Adjusted EBITDA:

	Three Months Ended September 30, 2010
		Property	Depreciation
	Operating	Transactions,	and	Adjusted
	Loss	Net	Amortization	EBITDA
	(In thousands)

Aria	$(19,594)	$—	$60,965	$41,371
Vdara	(9,646)	—	9,059	(587)
Crystals	(3,158)	—	5,599	2,441
Mandarin Oriental	(7,935)	—	4,311	(3,624)

Resort operations	(40,333)	—	79,934	39,601
Residential operations	(67,056)	92,813	308	26,065
Development and administration	(293,110)	279,222	579	(13,309)

	$(400,499)	$372,035	$80,821	$52,357

Borgata Offer and Distribution

We recently received an offer for our 50% economic interest in the Borgata Hotel Casino & Spa (the “Borgata”). On October 12, 2010, our board of directors authorized submission of this offer to Boyd Gaming Corporation, which owns the other 50% interest, in accordance with the right of first refusal provisions included in the joint venture agreement. Based on Borgata’s September debt balances, the offer equates to slightly in excess of $250 million for our 50% interest. Because this amount is less than the carrying value of our investment in Borgata, we will record a pre-tax impairment charge of approximately $128 million in the third quarter of 2010. The consummation of any such transaction as a result of the offer is subject to negotiation of final documents, due diligence, and regulatory approval.

We expect our previously announced sale of short-term land leases and associated real property parcels underlying Borgata to close in the fourth quarter of 2010, subject to regulatory approval and other closing conditions, with net proceeds to our New Jersey trust account of approximately $71 million.

Our New Jersey trust account received a distribution of approximately $105 million from the Borgata during the third quarter. The balance in the trust account was approximately $114 million at September 30, 2010. All amounts in the trust account, including the proceeds from a sale of our

Borgata interest and the underlying land parcels, will be distributed to us upon consummation of the sale of the our Borgata interest.

CityCenter Completion Guarantee Liability

As of September 30, 2010, we recognized an increase of $232 million in our total net obligation under our CityCenter completion guarantee, and a corresponding increase in our investment in CityCenter. The increase primarily reflects revisions to prior estimates based on our assessment of the most current information derived from the CityCenter close-out and litigation processes. This accrual does not reflect certain potential recoveries that CityCenter is pursuing as part of the litigation process. We reviewed our investment in CityCenter due to such increase and expects to record a pre-tax impairment charge of approximately $182 million in the third quarter.

MGM Macau Partial Repayment

During October 2010, we expect to receive approximately $125 million from MGM Macau which represents a partial repayment of principal and accrued interest on the interest and non-interest bearing notes issued to us by that entity.

The Offering

Issuer	MGM Resorts International

Common stock offered by us	40,900,000 shares(1)

Common stock offered by the selling stockholder	27,782,000 shares(2)

Total offered	68,682,000 shares

Common stock authorized	600,000,000 shares

Common stock outstanding prior to completion of the offering	441,465,521 shares(3)

Common stock outstanding after the offering	482,365,521 shares(1),(2),(3)

NYSE symbol	MGM

Use of proceeds	We plan to use the net proceeds from this offering of our common stock (approximately $ million, or approximately $ million if the over-allotment option is fully exercised, after giving effect to discounts, commissions and offering expenses) for general corporate purposes, including the repayment of debt. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

(1)	The underwriter may purchase up to an additional 6,135,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover any overallotments.

(2)	The underwriter may purchase up to an additional 4,167,300 shares of common stock from the selling stockholder at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover any overallotments.

(3)	Based on the number of shares of common stock outstanding as of October 11, 2010. Excludes approximately 29.0 million shares of our common stock that are subject to outstanding but unexercised options to purchase shares of common stock or to granted but unvested restricted stocks and approximately 11.2 million shares of common stock that are authorized for issuance under our 2005 Omnibus Incentive Plan but not subject to any outstanding equity grants nor currently reserved for out of authorized but unissued shares. Excludes 78.9 million shares of common stock that are reserved for issuance under our 4.25% convertible senior notes due 2015. Excludes 2.9 million shares of common stock that we are under a contractual obligation to sell at the same price as sold by us to Infinity World Investments, LLC, at its option, in order for it to maintain its ownership percentage of our common stock, assuming the underwriter fully exercises its rights under the over-allotment option.

Summary Consolidated Financial Data

Our summary consolidated financial and other data presented below as of and for the three years ended December 31, 2009 have been derived from our audited consolidated financial statements. Our consolidated financial statements as of December 31, 2007, 2008 and 2009 and for the years then ended, were audited by Deloitte & Touche LLP, an independent registered public accounting firm. The summary consolidated financial data as of and for the six months ended June 30, 2009 and June 30, 2010 has been derived from our unaudited consolidated financial statements for those periods, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position. The results for the six months ended June 30, 2010 are not necessarily indicative of results that may be expected for the entire year. Our historical results presented below are not necessarily indicative of the results to be expected for any future period.

					As of or For the Six Months
	As of or For The Year Ended December 31,				Ended June 30,
	2007		2008	2009	2009	2010
	(In thousands, except per share and other data)

Statement of Operations Data:
Net revenues	$7,691,637		$7,208,767	$5,978,589	$2,992,950	$2,995,087
Operating income (loss)	2,863,930		(129,603)	(963,876)	486,198	(1,060,240)
Income (loss) from continuing operations	1,400,545		(855,286)	(1,291,682)	(107,376)	(980,217)
Net income (loss)	1,584,419		(855,286)	(1,291,682)	(107,376)	(980,217)
Basic earnings per share:
Income (loss) from continuing operations	$4.88		$(3.06)	$(3.41)	(0.34)	(2.22)
Net income (loss) per share	5.52		(3.06)	(3.41)	(0.34)	(2.22)
Weighted average number of shares	286,809		279,815	378,513	314,718	441,269
Diluted earnings per share:
Income (loss) from continuing operations	$4.70		$(3.06)	$(3.41)	(0.34)	(2.22)
Net income (loss) per share	5.31		(3.06)	(3.41)	(0.34)	(2.22)
Weighted average number of shares	298,284		279,815	378,513	314,718	441,269
Balance Sheet Data (end of period):
Total assets	$22,727,686		$23,274,716	$22,518,210	22,409,925	19,987,547
Total debt, including capital leases	11,182,003		13,470,618	14,060,270	12,370,055	13,050,257
Stockholders’ equity	6,060,703		3,974,361	3,870,432	5,044,930	2,849,158
Stockholders’ equity per share	$20.63		$14.37	$8.77	$11.44	$6.46
Number of shares outstanding	293,769		276,507	441,222	441,007	441,315
Other Data:
Ratio of earnings to fixed charges(1)	3.16	x	(2)	(2)	(3)	(3)

(1)	Earnings consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discounts, premiums and insurance costs.
(2)	Earnings were inadequate to cover fixed charges of $795 million and $1.029 billion for the years ended December 31, 2008 and December 31, 2009, respectively.
(3)	Earnings were inadequate to cover fixed charges of $508 million and $555 million for the six months ended June 30, 2009 and June 30, 2010, respectively.

RISK FACTORS

Before you decide to invest, you should be aware that investment in our common stock carries various risks, including those described that could have a material adverse effect on our business, financial position, results of operations and cash flows. We urge you to carefully consider these risk factors, together with all of the other information included and incorporated by reference in this prospectus supplement, before you decide to invest. In addition, we identify other factors that could affect our business in our Form 10-K for the year ended December 31, 2009 and our Form 10-Q for the quarter ended June 30, 2010, each incorporated herein by reference.

Risks Relating to Our Substantial Indebtedness

Our substantial indebtedness and significant financial commitments could adversely affect our operations and financial results and impact our ability to satisfy our obligations.

As of June 30, 2010, we had approximately $13.3 billion of indebtedness, including $3.2 billion of borrowings outstanding under our senior credit facility and had approximately $1.5 billion in available borrowing capacity under the senior credit facility. We have no other existing sources of borrowing availability, except to the extent we pay down further amounts outstanding under the senior credit facility. Any increase in the interest rates applicable to our existing or future borrowings would increase the cost of our indebtedness and reduce the cash flow available to fund our other liquidity needs. In addition, our substantial indebtedness and significant financial commitments could have important negative consequences, including:

•	increasing our exposure to general adverse economic and industry conditions;

•	limiting our flexibility to plan for, or react to, changes in our business and industry;

•	limiting our ability to borrow additional funds;

•	making it more difficult for us to make payments on our indebtedness; and

•	placing us at a competitive disadvantage compared to other less leveraged competitors.

Moreover, our businesses are capital intensive. For our owned and managed properties to remain attractive and competitive we must periodically invest significant capital to keep the properties well-maintained, modernized and refurbished, which requires an ongoing supply of cash and, to the extent that we cannot fund expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. Similarly, future development projects and acquisitions could require significant capital commitments, the incurrence of additional debt, guarantees of third party-debt, or the incurrence of contingent liabilities, which could have an adverse effect on our business, financial condition and results of operations. Events over the past two years, including the failures and near failures of financial services companies and the decrease in liquidity and available capital have negatively affected the capital markets.

Current and future economic and credit market conditions could adversely affect our ability to service or refinance our indebtedness and to make planned expenditures.

Our ability to make payments on, and to refinance, our indebtedness and to fund planned or committed capital expenditures and investments in joint ventures, such as CityCenter, depends on our ability to generate cash flow in the future and our ability to borrow under our senior credit facility to the extent of available borrowings. If adverse regional and national economic conditions persist, worsen, or fail to improve significantly, we could experience decreased revenues from our operations attributable to decreases in consumer spending levels and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the financial and other restrictive covenants which we are subject to under our indebtedness. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

We have a significant amount of indebtedness maturing in 2011, including approximately $1.2 billion due to non-extending lenders in our senior credit facilities in October 2011. While our senior credit facility contains provisions that, among other things, will extend the maturities of certain loans under those facilities to February 21, 2014, the effectiveness of the amendments is subject to a number of conditions, including the repayment by October 3, 2011 of approximately $1.2 billion of loans that will not be extended. Our ability to timely refinance and replace such indebtedness will depend upon the foregoing as well as on continued and sustained improvements in financial markets. If we are unable to refinance our indebtedness on a timely basis, we might be forced to seek alternate forms of financing, dispose of certain assets or minimize capital expenditures and other investments. There is no assurance that any of these alternatives would be available to us, if at all, on satisfactory terms, on terms that would not be disadvantageous to common stock holders, or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

The agreements governing our senior credit facility and other senior indebtedness contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity and therefore could adversely affect our results of operations and adversely affect you, as holders of common stock.

Covenants governing our senior credit facility and other senior indebtedness restrict, among other things, our ability to:

•	pay dividends or distributions, repurchase or issue equity, prepay debt or make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	incur liens on assets;

•	pledge or sell assets or consolidate with another company or sell all or substantially all assets;

•	enter into transactions with affiliates;

•	allow certain subsidiaries to transfer assets; and

•	enter into sale and lease-back transactions.

Our ability to comply with these provisions may be affected by events beyond our control. The breach of any such covenants or obligations not otherwise waived or cured could result in a default under the applicable debt obligations and could trigger acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness. Any default under the senior credit facility or the indentures governing our other debt could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our debt, and could force us to seek protection under the bankruptcy laws.

Risks Related to the Offering

The price at which our common stock may trade in the public market after this offering may be lower than the offering price, and our stock price may be volatile.

The price at which the shares of our common stock may trade in the public market after this offering may be lower than the price at which they are sold in this offering. The market price of our common stock may fluctuate based on a number of factors, including: general macroeconomic conditions; tourism trends, particularly in light of the current global economic downturn; our operating performance and the performance of our competitors and other similar companies; the public’s reaction to our press releases, our other public announcements and our filings with the Commission; changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry; changes in the capital markets or actual or perceived general economic conditions; the number of our publicly traded shares; the arrival or departure of key personnel; our leverage and debt service obligations and our perceived ability to meet those obligations; matters affecting, or actions taken by, our largest stockholder, Tracinda Corporation; changes in gaming laws or regulations; the impact that a terrorist attack, a natural disaster or an outbreak of an infectious disease, such as avian flu or swine flu, may have on the travel and leisure industry; acquisitions, strategic alliances or joint ventures involving us or our competitors; and other developments affecting us, our industry or our competitors.

In addition, as has recently been evident in the current turmoil in the global financial markets, the present economic slowdown and the uncertainty over its breadth, depth and duration, the entire public equity market can experience sudden and sharp price swings. The trading price of our common stock has been, and may continue to be, subject to wide fluctuations. Furthermore, the recent stock market volatility may not correlate in a predictable way with the operating performance of traded companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance, and such fluctuations may be as a result of factors that are beyond our control.

Tracinda Corporation owns a significant amount of our common stock and may have interests that differ from the interests of other holders of our stock.

As of June 30, 2010, Tracinda Corporation beneficially owned approximately 37% of our outstanding common stock, all of which shares owned by Tracinda have been pledged under its bank credit facility. Following the consummation of this offering, Tracinda will beneficially own approximately 28.1% of our outstanding common stock, without taking into account the underwriter’s over-allotment option. In addition, Tracinda may be required in the future, under its bank credit facility, to liquidate some or all of the shares of our common stock it owns and has pledged under its bank credit facility, if the value of the collateral falls below a specified level. See “Underwriting.” A liquidation of this nature of sufficient size may trigger a “change of control” under certain of the instruments governing our outstanding indebtedness. Upon a change of control, the lenders’ obligation to make advances under our senior credit facility may be terminated at the option of the lenders.

In addition, Tracinda may be able to exercise significant influence over us as a result of its significant ownership of our outstanding common stock. As a result, actions requiring stockholder approval that may be supported by other stockholders could be effectively blocked by Tracinda Corporation.

Future sales of our common stock by us, or by Tracinda, may depress the price of our common stock.

We cannot predict whether future sales of our common stock or the availability of shares for resale in the public market will decrease the market price of our common stock. Any direct or indirect sales of a substantial number of shares of common stock in the public market or otherwise by us or by Tracinda (including any sale of the shares pledged by Tracinda to the lenders under its bank credit facility pursuant to the terms of such bank credit facility) or the perception that such sales might occur may cause the market price of our shares to decline. The exercise by Infinity World Investments, LLC of its contractual right to purchase such number of shares from us needed for it to maintain its ownership percentage of our outstanding common stock, and other issuances of our common stock could have an adverse effect on the market price of our common stock and may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of our common stock by us may be dilutive to existing stockholders.

Risks Related to our Common Stock

You may not receive dividends on the common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. We have not paid dividends on our common stock in the last two fiscal years. Furthermore, our senior credit facility and certain of our senior secured notes contain financial covenants that could restrict our ability to pay our dividends. Our board of directors periodically reviews our policy with respect to dividends, and any determination to pay dividends in the future will be at the sole discretion of our board of directors.

The common stock is equity and is subordinate to our existing and future indebtedness.

Shares of common stock are equity interests in us and do not constitute indebtedness. As such, shares of the common stock will rank junior to all of our indebtedness, any preferred stock we may issue and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation.

Risks Related to our Business

We face significant competition with respect to destination travel locations generally and with respect to our peers in the industries in which we compete, and failure to effectively compete could materially adversely affect our business, financial condition, results of operations and cash flow.

The hotel, resort and casino industries are highly competitive. We do not believe that our competition is limited to a particular geographic area, and hotel, resort and gaming operations in other states or countries could attract our customers. To the extent that new casinos enter our markets or hotel room capacity is expanded by others in major destination locations, competition will increase. Major competitors, including new entrants, have either recently expanded their hotel room capacity or are currently expanding their capacity or constructing new resorts in Las Vegas and Macau. Also, the growth of gaming in areas outside Las Vegas, including California, has increased the competition faced by our operations in Las Vegas and elsewhere. In particular, as large scale gaming operations in Native American tribal lands has increased, particularly in California, competition has increased. In addition, competition could increase if changes in gaming restrictions in the U.S. and elsewhere result in the addition of new gaming establishments located closer to our customers than our casinos, such as has happened in California. In addition to competition with other hotels, resorts and casinos, we compete with destination travel locations outside of the markets in which we operate. Our failure to compete successfully in our various markets and to continue to attract customers could adversely affect our business, financial condition, results of operations and cash flow.

Our businesses are subject to extensive regulation and the cost of compliance or failure to comply with such regulations may adversely affect our business and results of operations.

Our ownership and operation of gaming facilities is subject to extensive regulation by the countries, states and provinces in which we operate. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations. As such, our gaming regulators can require us to disassociate ourselves from suppliers or business partners found unsuitable by the regulators or, alternatively, cease operations in that jurisdiction. In addition, unsuitable activity on our part or on the part of our domestic or foreign unconsolidated affiliates in any jurisdiction could have a negative effect on our ability to continue operating in other jurisdictions. For a summary of gaming and other regulations that affect our business, see “Regulation and Licensing.” The regulatory environment in any particular jurisdiction may change in the future and any such change could have a material adverse effect on our results of operations. In addition, we are subject to various gaming taxes, which are subject to possible increase at any time. Increases in gaming taxation could also adversely affect our results. For a summary of gaming and other regulations that effect our business, see “Regulation and Licensing.”

As a result of the New Jersey Division of Gaming Enforcement (the “DGE”) investigation of our relationship with our joint venture partner in Macau we entered into a settlement agreement with the DGE under which we will sell our 50% ownership interest in Borgata and related leased land in Atlantic City. See “Management’s Discussion and Analysis of Financial Conditional and Results of Operations — Executive Overview” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 for further discussion.

Our business is affected by economic and market conditions in the markets in which we operate and in the locations in which our customers reside.

Our business is particularly sensitive to reductions in discretionary consumer spending and corporate spending on conventions and business development. Economic contraction, economic uncertainty or the perception by our customers of weak or weakening economic conditions may cause a decline in demand for hotel and casino resorts, trade shows and conventions, and for the type of luxury amenities we offer. In addition, changes in discretionary consumer spending or consumer preferences could be driven by factors such as the increased cost of travel, an unstable job market, perceived or actual disposable consumer income and wealth, or fears of war and future acts of terrorism. Aria, Bellagio, MGM Grand Las Vegas, Mandalay Bay and The Mirage may be affected by economic conditions in the Far East, and all of our Nevada resorts are affected by economic conditions in the United States, and California in particular. A recession, economic slowdown or any other significant economic condition affecting consumers or corporations generally is likely to cause a reduction in visitation to our resorts, which would adversely affect our operating results. For example, the recent recession and downturn in consumer and corporate spending has had a negative impact on our results of operations. In addition, the weak housing and real estate market — both generally and in Nevada particularly — has negatively impacted CityCenter’s ability to sell residential units.

Extreme weather conditions may cause property damage or interrupt business, which could harm our business and results of operations.

Certain of our casino properties are located in areas that may be subject to extreme weather conditions, including, but not limited to, hurricanes. Such extreme weather conditions may interrupt our operations, damage our properties, and reduce the number of customers who visit our facilities in such areas. Although we maintain both property and business interruption insurance coverage for certain extreme weather conditions, such coverage is subject to deductibles and limits on maximum benefits, including limitation on the coverage period for business interruption, and we cannot assure you that we will be able to fully insure such losses or fully collect, if at all, on claims resulting from such extreme weather conditions. Furthermore, such extreme weather conditions may interrupt or impede access to our affected properties and may cause visits to our affected properties to decrease for an indefinite period.

Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.

We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs, such as those experienced in 2007 and 2008, may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices which affect our customers may result in reduced visitation to our resorts and a reduction in our revenues.

Because our major gaming resorts are concentrated on the Las Vegas Strip, we will be subject to greater risks than a gaming company that is more geographically diversified.

Given that our major resorts are concentrated on the Las Vegas Strip, our business may be significantly affected by risks common to the Las Vegas tourism industry. For example, the cost and availability of air services and the impact of any events which disrupt air travel to and from Las Vegas can adversely affect our business. We cannot control the number or frequency of flights into or out of Las Vegas, but we rely on air traffic for a significant portion or our visitors. Reductions in flights by major airlines, such as those implemented in 2008 and 2009 as a result of higher fuel prices and lower demand, can impact the number of visitors to our resorts. Additionally, there is one principal interstate highway between Las Vegas and Southern California, where a large number of our customers reside. Capacity constraints of that highway or any other traffic disruptions may also affect the number of customers who visit our facilities.

Leisure and business travel, especially travel by air, are particularly susceptible to global geopolitical events, such as terrorist attacks or acts of war or hostility.

We are dependent on the willingness of our customers to travel by air. Events such as those on September 11, 2001 can create economic and political uncertainties that could adversely impact our business levels. Since many of our customers travel by air to our Las Vegas and Macau properties, any further terrorist act, outbreak of hostilities, escalation of war, or any actual or perceived threat to the security of travel by air, could adversely affect our financial condition, results of operations and cash flows. Furthermore, although we have been able to purchase some insurance coverage for certain types of terrorist acts, insurance coverage against loss or business interruption resulting from war and some forms of terrorism continues to be unavailable.

Investing through partnerships or joint ventures including CityCenter and MGM Macau decreases our ability to manage risk.

In addition to acquiring or developing hotels and resorts or acquiring companies that complement our business directly, we have from time to time invested, and expect to continue to invest, as a co-venturer. Joint venturers often have shared control over the operation of the joint venture assets. Therefore, the operation of a joint venture is subject to inherent risk due to the shared nature of the enterprise and the need to reach agreements on material matters. In addition, joint venture investments may involve risks such as the possibility that the co-venturer in an investment might become bankrupt or not have the financial resources to meet its obligations, or have economic or business interests or goals that are inconsistent with our business interests or goals, or be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives. Consequently, actions by a co-venturer might subject hotels and resorts owned by the joint venture to additional risk. Further, we may be unable to take action without the approval of our joint venture partners. Alternatively, our joint venture partners could take actions binding on the joint venture without our consent. Additionally, should a joint venture partner become bankrupt, we could become liable for our partner’s or co-venturer’s share of joint venture liabilities.

For instance, if CityCenter, which is 50% owned and managed by us, is unable to meet its financial commitments and we and our partners are unable to support future funding requirements, as necessary, or if CityCenter’s $1.8 billion senior secured credit facility is terminated for any reason, such event could have adverse financial consequences to us. Such credit facility contains certain financial covenants including requiring CityCenter to maintain certain financial ratios commencing June 30, 2011. At that time, CityCenter will be required to maintain a maximum leverage ratio (debt to EBITDA, as defined) of 5.00:1, and maintain a minimum coverage ratio (EBITDA to interest charges, as defined) of 1.50:1. If CityCenter’s operating results do not improve significantly or its outstanding debt is not reduced it will not meet such financial covenants. We can provide no assurance that CityCenter’s operating results will improve, or that its outstanding debt will be reduced, or that amendments to its credit facility could be obtained if required.

The CityCenter credit facility also contains covenants limiting the maximum aggregate amount of mechanics liens filed against CityCenter. CityCenter obtained an amendment lasting through December 31, 2010 to the credit facility that allows for mechanics’ liens in an aggregate amount (after elimination of duplicative subcontractor liens) that is adequate to permit existing mechanics’ liens. The limitation reduces on December 31, 2010, however, the credit facility also allows for mechanics’ liens to exist above the stated limits to the extent that bonds or other security are provided with respect to any such mechanics’ liens, in each case in form acceptable to the administrative agent under the credit facility. We can provide no assurance that additional mechanics liens will not be filed in the future, or that CityCenter will be able to resolve current outstanding liens prior to December 31, 2010, or that sufficient or adequate security could be provided, or that further amendments to its credit facility could be obtained if required.

In addition, in accordance with our joint venture agreement and the CityCenter credit facility, we provided a cost overrun guarantee which is secured by our interests in the assets of Circus Circus Las Vegas and certain adjacent undeveloped land.

Also, the operation of MGM Macau, 50% owned by us, is subject to unique risks, including risks related to: (a) Macau’s regulatory framework; (b) our ability to adapt to the different regulatory and gaming environment in Macau while remaining in compliance with the requirements of the gaming regulatory authorities in the jurisdictions in which we currently operate, as well as other applicable federal, state, or local laws in the United States and Macau; (c) potential political or economic instability; and (d) the extreme weather conditions in the region.

Furthermore, such operations in Macau or any future operations in which we may engage in any other foreign territories are subject to risk pertaining to international operations. These may include financial risks, such as foreign economy, adverse tax consequences, and inability to adequately enforce our rights. These may also include regulatory and political risks, such as foreign government regulations, general geopolitical risks such as political and economic instability, hostilities with neighboring countries, and changes in diplomatic and trade relationships.

Our plans for future construction can be affected by a number of factors, including time delays in obtaining necessary governmental permits and approvals and legal challenges.

With respect to any development project, we may make changes in project scope, budgets and schedules for competitive, aesthetic or other reasons, and these changes may also result from circumstances beyond our control. These circumstances include weather interference, shortages of materials and labor, work stoppages, labor disputes, unforeseen engineering, environmental or geological problems, unanticipated cost increases, the existence of acceptable market conditions and demand for the completed project, changes and concessions required by governmental or regulatory authorities, and delays in obtaining, or inability to obtain, all licenses, permits and authorizations required to complete and/or operate the project. Any of these circumstances could give rise to delays or cost overruns. Major expansion projects at our existing resorts may also result in disruption of our business during the construction period. Our failure to complete any new development or expansion project as planned, on schedule, within budget or in a manner that generates anticipated profits, could have an adverse effect on our business, financial condition and results of operations.

We face risks related to pending claims that have been, or future claims that may be, brought against us.

Claims have been brought against us and our subsidiaries in various legal proceedings, and additional legal and tax claims arise from time to time. We may not be successful in the defense or prosecution of our current or future legal proceedings, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations. See “Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

A significant portion of our labor force is covered by collective bargaining agreements. Work stoppages and other labor problems could negatively affect our business and results of operations.

At December 31, 2009, approximately 31,000 of our 62,000 employees were covered by collective bargaining agreements. A prolonged dispute with the covered employees could have an adverse impact on our operations. In addition, wage and or benefit increases resulting from new labor agreements may be significant and could also have an adverse impact on our results of operations. In addition, to the extent that our non-union employees join unions, we would have greater exposure to risks associated with labor problems.

USE OF PROCEEDS

We plan to use the net proceeds from this offering of our common stock (approximately $      million, or approximately $      million if the over-allotment option is fully exercised, after giving effect to discounts, commissions and offering expenses) for general corporate purposes, including the repayment of debt. If we receive net proceeds in excess of $500 million, we are required to repay indebtedness under our senior credit facility in an amount which is equal to 50% of such excess. Outstanding loans under our senior credit facility had a weighted average interest rate of 6.7% as of September 30, 2010 and have maturities in October 2011 and, subject to the satisfaction of certain conditions, February 2014.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder, Tracinda Corporation.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of June 30, 2010 on a historical basis and on an as adjusted basis to give effect to this offering (without giving effect to any over-allotment option that may be exercised) and the application of the proceeds therefrom as described in “Use of Proceeds.” The information presented in the table below should be read in conjunction with “Use of Proceeds” and “Summary Consolidated Financial Data” included elsewhere in this prospectus supplement as well as the consolidated historical financial statements and notes thereto incorporated in this prospectus supplement by reference.

	As of June 30, 2010
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$1,013.2	$

Long-term debt (including current maturities):(1)
MGM Resorts International:
Senior credit facility(2)	$3,010.2	$
8.50% senior notes due 2010, net(3)	645.8		645.8
8.375% senior subordinated notes due 2011	325.5		325.5
6.75% senior notes due 2012	544.7		544.7
6.75% senior notes due 2013	484.2		484.2
13% senior secured notes due 2013, net	711.4		711.4
5.875% senior notes due 2014, net	507.8		507.8
10.375% senior secured notes due 2014, net	635.0		635.0
6.625% senior notes due 2015, net	878.0		878.0
4.25% convertible senior notes due 2015	1,150.0		1,150.0
6.875% senior notes due 2016	242.9		242.9
7.50% senior notes due 2016	732.7		732.7
7.625% senior notes due 2017	743.0		743.0
11.125% senior secured notes due 2017, net	829.3		829.3
11.375% senior notes due 2018, net	463.4		463.4
9% senior secured notes due 2020	845.0		845.0
Mandalay Resort Group:
6.375% senior notes due 2011, net	129.0		129.0
7.625% senior subordinated debentures due 2013, net	152.8		152.8
Floating rate convertible senior debentures due 2033	8.5		8.5
7.00% debentures due 2036, net	0.6		0.6
6.70% debentures due 2096	4.3		4.3
Other notes	2.6		2.6

Total long-term debt (including current maturities)	13,046.7

Stockholders Equity:
Common stock, $.01 par value: authorized 600,000,000 shares; issued and outstanding 441,314,885 and shares	4.4
Capital in excess of par value	3,457.2
Retained earnings (accumulated deficit)	(609.7)		(609.7)
Accumulated other comprehensive loss	(2.8)		(2.8)

Total stockholders’ equity	2,849.1

Total capitalization	$15,895.8	$

(1)	All of the outstanding long-term debt identified in this table are joint and several obligations of MGM Resorts International and our subsidiaries that are guarantors with respect to such debt.

(2)	Our senior credit facility balance is net of a discount of $169.8 million as of June 30, 2010.

(3)	These notes were repaid at maturity in September 2010.

REGULATION AND LICENSING

The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules and regulations of the jurisdiction in which it is located. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers, and persons with financial interest in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

Nevada Government Regulation

The ownership and operation of our casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the “Nevada Act”) and various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”) and various county and city licensing agencies (the “local authorities”). The Nevada Commission, the Nevada Board, and the local authorities are collectively referred to as the “Nevada Gaming Authorities.”

We, along with Mirage Resorts, Incorporated and Mandalay Resort Group, are required to be registered by the Nevada Commission as publicly traded corporations (collectively, the “Nevada registered corporations”) and as such, each of us is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder or member of, or receive any percentage of profits from Nevada licensed subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. Additionally, the local authorities have taken the position that they have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee. The Nevada registered corporations and the Nevada licensed subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of the voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires more than 5% of any class of our voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of any class of our voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor” as defined in the Nevada Act, which acquires more than 10% but not more than 15% of any class of our voting securities, may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may, in certain circumstances, own up to 29% of the voting securities of a registered company for a limited time and maintain the waiver.

An institutional investor will be deemed to hold voting securities for investment purposes if it acquires and holds the voting securities in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations or any of our gaming affiliates, or any other action that the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

•	such other activities as the Nevada Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with investigation of its application may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of our common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or a Nevada licensed subsidiary, we or any of the Nevada licensed subsidiaries:

•	pays that person any dividend or interest upon any of our voting securities;

•	allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person,

•	pays remuneration in any form to that person for services rendered or otherwise, or

•	fails to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities including if necessary, the immediate purchase of the voting securities for cash at fair market value.

We are required to maintain a current stock ledger in Nevada that may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Nevada registered corporations’ stock certificates to bear a legend indicating that such securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the Nevada registered corporations.

The Nevada registered corporations may not make a public offering of any securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar purposes. An approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

On July 23, 2009, the Nevada Commission granted the Nevada registered corporations prior approval to make public offerings for a period of two years, subject to certain conditions (the “shelf approval”). The shelf approval also includes approval for the Nevada registered corporations to place restrictions on the transfer of any equity security issued by the Nevada licensed subsidiaries and to enter into agreements not to encumber such securities, pursuant to any public offering made under the shelf approval. However, the shelf approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The shelf approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or other disclosure document by which securities are offered or the investment merits of the securities offered.

Changes in control of the Nevada registered corporations through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he or she obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a registered corporation must satisfy the Nevada Board and the Nevada Commission concerning a variety of stringent standards prior to assuming control of the registered corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defensive tactics affecting Nevada gaming licensees, and registered corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by a registered corporation’s board of directors in response to a tender offer made directly to the registered corporation’s stockholders for the purpose of acquiring control of that corporation.

Our businesses are subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

Michigan Government Regulation

Under rules of the Michigan Board, a person or company which intends to acquire shares representing more than a 5% equity interest in a publicly traded company which is the holding company of a Michigan casino licensee must obtain approval of the acquisition from the Michigan Board. Subsequent to the acquisition, the person or company acquiring the shares must be determined by the Michigan Board to be “suitable” and “qualified” to own the shares. In addition, if the acquisition is by a company, “key persons” in the company (generally the officers, directors, managerial employees, and significant owners) must also be determined to be “suitable” and “qualified.” “Institutional investors” (as that term is defined in the Michigan Act) may generally obtain a waiver from these requirements if the institutional investor has less than 15% ownership interest in the publicly traded company. Upon attaining equity ownership of 5% or more, or filing form 13-D or 13-G with the SEC, the Michigan Board must be notified by the investor. Unless otherwise ordered by the Michigan Board, institutional investors acquiring less than 10% equity ownership in the publicly traded company are entitled to an exemption from the approval requirements, but are required to file an institutional waiver application with the Michigan Board. Institutional investors acquiring 10% or more equity ownership must apply for an institutional waiver, supplying certain information delineated in the rule. Institutional investors acquiring more than 15% equity ownership must obtain approval from the Michigan Board for the acquisition within 45 days after it occurs. The institutional investor may be subject to suitability and qualification determinations.

The term “institutional investor” includes financial institutions, insurance companies mutual funds, pension funds, mutual funds, etc. The shares held by the institutional investor must be held for investment purposes only. The following activities are deemed consistent with holding the shares for investment purposes: voting by proxy furnished by the board of directors, on all matters voted on by the holders of the voting securities; serving as a member of a committee of creditors or security holders formed in connection with a debt restructuring; nominating a candidate for election or appointment to the board of directors in connection with a debt restructuring; accepting appointment or election as a member of the board of directors in connection with a debt restructuring and serving in that capacity until the conclusion of the member’s term; making financial and other inquiries of management of the type normally made by securities analysts for information purposes and not to cause a change in its management, policies, or operations; and other activities that the board determines to be consistent with the investment intent.

Illinois Government Regulation

The Illinois Board requires that each “institutional investor,” as that term is defined by Illinois Board, that, individually or jointly with others, cumulatively acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded licensee or a licensee’s publicly-traded parent corporation shall, within no less than ten days after acquiring such securities, notify the Illinois Board of such ownership and shall, upon request, provide such additional information as may be required by the Illinois Board. An institutional investor that, individually or jointly with others, cumulatively acquires, directly or indirectly, 10% or more of any class of voting securities of a publicly-traded licensee or a licensee’s publicly-traded parent corporation shall file an “Institutional Investor Disclosure Form,” provided by the Illinois Board, within 45 days after cumulatively acquiring such level of ownership interest, unless such requirement is waived by the Illinois Board. Based upon the current position of the Illinois Board ownership interest in a licensee’s publicly-traded parent corporation is calculated based on the publicly-traded parent corporation’s ownership in the licensee. Accordingly, an institutional investor that owns 5% of any class of our voting securities would only be considered a 2.5% owner for the basis of the regulations of the Illinois Board based on our 50% ownership in Grand Victoria. Additionally, we must notify the Illinois Board as soon as possible after we become aware that we are involved in an ownership acquisition by an institutional investor.

A more detailed description of the Illinois regulations to which we are subject is contained in Exhibit 99.2 to the Annual Report on Form 10-K for the year ending December 31, 2009; however, the section reproduced below of the description of the Illinois regulations contained in Exhibit 99.2 to the Annual Report on Form 10-K for the year ending December 31, 2009 is amended as follows, and supersedes any disclosure contained in Exhibit 99.2 to the Annual Report on Form 10-K for the year ending December 31, 2009 (the strike-through text represents the deleted language and the double underlined text represents the added language):

•	On July 13, 2009, Illinois enacted the Video Gaming Act, which legalizes the use of up to five video gaming terminals in most bars, restaurants, truck stops, fraternal organizations and veterans’ organizations holding valid Illinois liquor licenses. It is anticipated that the video gaming terminals will allow patrons to play games such as video poker, line up and blackjack. The Illinois Board has adopted a set of Regulations and has released an additional set of Emergency Regulations to implement the Video Gaming Act and video gaming terminals may begin appearing in eligible establishments in mid 2011. Grand Victoria’s revenues may be negatively impacted by the availability of video gaming terminals in non-casino establishments proximately located to its customer base.

A more detailed description of the regulations to which we are subject is contained in Exhibit 99.2 to the Annual Report on Form 10-K for the year ending December 31, 2009.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the New York Stock Exchange under the symbol “MGM.” The following table sets forth, for the calendar quarters indicated, the high and low sale prices of our common stock on the New York Stock Exchange Composite Tape.

	2010				2009		2008
	High		Low		High	Low	High	Low

First Quarter	$12.87		$9.31		$16.89	$1.81	$84.92	$57.26
Second Quarter	16.66		9.59		14.01	2.34	62.90	33.00
Third Quarter	11.56		8.92		14.25	5.34	38.49	21.65
Fourth Quarter	13.79	(1)	11.20	(1)	12.72	8.54	27.70	8.00

(1)	Through October 12, 2010

There were approximately 4,401 record holders of our common stock as of October 8, 2010. On October 12, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $13.61 per share.

We have not paid dividends on our common stock in the last two fiscal years. As a holding company with no independent operations, our ability to pay dividends will depend upon the receipt of dividends and other payments from our subsidiaries. Furthermore, our senior credit facility and certain of our senior secured notes contains financial covenants that could restrict our ability to pay dividends. Our Board of Directors periodically reviews our policy with respect to dividends, and any determination to pay dividends in the future will be at the sole discretion of our Board of Directors.

SELLING STOCKHOLDER

The following table shows the total number of shares of our common stock beneficially held by the selling stockholder prior to this offering and the number of shares of our common stock offered by the selling stockholder under this prospectus supplement. Percentage of beneficial ownership is based on 482,365,521 shares outstanding upon completion of this offering and 488,500,521 shares if the underwriter exercises its option to purchase additional shares in full. For further information regarding material transactions between us and our selling stockholder, see the information incorporated by reference under “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2009.

Shares Beneficially Owned
	Number of				After this Offering
	Shares of				Assuming Full Exercise
	Common Stock	Number of	Shares Beneficially Owned		of the Option to Purchase
	Beneficially	Shares of	After this Offering		Additional Shares
Name of Selling	Owned Before	Common Stock	Number of		Number of
Stockholder	this Offering	Offered	Shares	Percentage	Shares	Percentage

Tracinda Corporation 150 South Rodeo Drive, Suite 250 Beverly Hills, California 90212	163,123,044(1)	27,782,000	135,341,044	28.1%	131,173,744	26.9%

(1)	Based upon a Schedule 13D/A filed April 16, 2010 with the Commission by Tracinda Corporation, a Nevada corporation. Tracinda is wholly owned by Kirk Kerkorian.

UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Barclays Capital Inc., as the underwriter in this offering, has agreed to purchase from us, 40,900,000 shares of common stock and agreed to purchase from the selling stockholder, 27,782,300 shares of common stock.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholder to the underwriter are true;

•	there is no material change in our business or in the financial markets; and

•	we and the selling stockholder deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

The underwriter has advised us that it proposes to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriter, at such offering price less a selling concession not in excess of $      per share. After the offering, the underwriter may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

Our expenses of the offering, not including the underwriting discount, are estimated at $           and are payable by us.

Overallotment Option

We have granted an option to the underwriter to purchase up to 6,135,000 shares of additional common stock from us and 4,167,300 shares from the selling stockholder at the public offering price on the cover page of this prospectus supplement less the underwriting discount. The underwriter may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriter exercises this option, it will be obligated, subject to conditions contained in the underwriting agreement, to purchase such additional shares.

Lock-Up Agreements

We and certain of our executive officers and directors and the selling stockholder, Tracinda Corporation, have agreed, with exceptions, not to sell or transfer any common stock for 60 days after the date of this prospectus without first obtaining the written consent of Barclays Capital Inc. Specifically, other than pursuant to customary exceptions, we and these other individuals have agreed not to directly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Barclays Capital Inc., in its sole discretion, may release the common stock and other securities subject the to lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “MGM.”

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

The underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement and accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in the prospectus supplement and accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of the prospectus.

Relationships

From time to time, Barclays Capital Inc. and its affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to us and our affiliates, for which they have received customary fees and commissions, and expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions. In addition, the underwriter and its affiliates may have owned, currently own or may own, equity or equity-like securities of us. An affiliate of Barclays Capital Inc. is a lender under our senior credit facility and will receive a portion of the proceeds from this offering if we receive net proceeds in excess of $500 million from this offering. See “Use of Proceeds.”

Transfer Agent

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriter may arrange to sell the shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

European Economic Area/United Kingdom

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of the shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)  by the underwriter to fewer than 100 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of the shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of the shares which are the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for us or the underwriter to produce a prospectus for such offer. Neither we have nor the underwriter has authorized, or will authorize, the making of any offer of the shares through any financial intermediary, other than offers made by the underwriter which constitute the final offering of the shares contemplated in this prospectus supplement.

For the purposes of this provision and the buyer’s representation below, the expression “an offer to the public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any of the shares which are the subject of the offering contemplated by this prospectus supplement under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a)  it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)  in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors”, as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Switzerland

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time.

This document as well as any other material relating to the Shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. It is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial adviser.

Hong Kong

The common stock may not be offered or sold by means of any document other than (a) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (c) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, as amended (the “FIEL”), and each underwriter has agreed that it will not offer or sell any common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or Japanese corporation, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common stock are subscribed or purchased under Section 275 by a relevant person that is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common stock under Section 275 except (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (2) where no consideration is given for the transfer or (3) by operation of law.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSIDERATIONS TO NON-U.S. HOLDERS

The following summary is a description of the material United States federal income and estate tax consequences relating to the purchase, ownership and disposition of our common stock to non-U.S. holders. The discussion is for general information only and does not consider all aspects of federal income and estate taxation that may be relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder in light of such holder’s personal circumstances. In particular, this discussion does not address the federal income tax consequences of ownership of our common stock by investors that do not hold the stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt investors;

•	partnerships or other pass-through entities and investors in such entities;

•	United States expatriates;

•	regulated investment companies, banks, thrifts, insurance companies or other financial institutions;

•	persons that hold the common stock as a position in a straddle or as part of a synthetic security or hedge, conversion transaction or other integrated investment;

•	investors that have a functional currency other than the U.S. dollar;

•	persons subject to U.S. federal alternative minimum tax; and

•	investor that are “controlled foreign corporations” or “passive foreign investment companies”.

Holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not include any non-U.S. income or estate tax laws or state and local tax laws that may be applicable to a particular holder and does not consider any aspects of U.S. federal gift tax law.

Except as otherwise modified for United States federal estate tax purposes, you are a “non-U.S. holder” of our common stock if you are an individual, corporation, estate or trust that is a beneficial owner of the stock and you are not, for United States federal income tax purposes:

• an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust, the income of which is subject to United States federal income tax regardless of its source.

The treatment of a partner in a partnership (or other entity treated as a partnership for United States federal income tax purposes) that holds our common stock generally will depend on the status and tax situs of the partner and the activities of the partnership. Partners of partnerships considering the purchase of our common stock should consult their independent tax advisors.

This summary is based upon the Code, existing and proposed federal income tax regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences or purchasing, owning or disposing of our common stock. Any such change may adversely affect a non-U.S. holder.

If you are considering the purchase of our common stock, you should consult an independent tax advisor regarding the application of United States federal income tax laws, as well as other federal tax laws and the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Sale, Exchange, Redemption or Other Disposition of Stock

Any gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of shares of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation (a “USRPHC”), as defined in the Code, at any time within the five-year period preceding such disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (A) the common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (B) the non-U.S. holder actually or constructively owns more than 5 percent of our common stock.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale at applicable graduated U.S. federal income tax rates in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or a lower rate if so specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

It is unclear whether we are currently a USRPHC or we will become one in the future. However, even if we are a USRPHC, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock (a “greater-than- five percent shareholder”) will be subject to U.S. federal income tax on the disposition of our common stock.

If we are treated as a USRPHC and either the common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the non-U.S. holder is a greater than five percent shareholder, then the gain recognized by a non-U.S. holder on the sale, exchange, redemption, or other disposition of our common stock would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at applicable graduated U.S. federal income tax rates in much the same manner as applicable to U.S. holders.

Dividends

Any distributions on our common stock treated as dividends for U.S. federal income tax purposes and paid to a non-U.S. holder generally will be subject to withholding tax at a 30 percent rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are includible in income because they are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional ‘branch profits tax‘ imposed at a rate of 30 percent (or a lower treaty rate).

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on shares of our common stock and the amount of tax we withhold on these distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding tax on dividends the holder receives on shares of our common stock if the holder provides proper certification (usually on an IRS Form W-8BEN) of the holder’s status as a non-United States person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, information reporting will apply if a non-U.S. holder sells shares of our common stock outside the United States through a United States broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless the non-U.S. holder provides appropriate certification (usually on an IRS Form W-8BEN) to the broker of the holder’s status as a non-United States person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Recent Legislation

Recently enacted legislation will impose certain increased certification requirements and information reporting. In the event of noncompliance with the revised certification requirements, 30% withholding tax could be imposed on payments to non-U.S. holders of interest, dividends or sales proceeds. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Such provisions will generally apply to payments made after December 31, 2012. It cannot be predicted in what form this legislation will be further implemented. Prospective investors should consult their own tax advisors regarding this new legislation.

Federal Estate Tax

Individual non-U.S. holders (as specifically defined for United States federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for United States federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty, our common stock will be treated as U.S. situs property subject to United States federal estate tax.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Certain matters in connection with this offering will be passed upon for the underwriter by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audited consolidated financial statements and schedule of MGM Resorts International as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the effectiveness of MGM Resorts International’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference herein, which reports (1) express an unqualified opinion on the consolidated financial statements and schedule as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting as of December 31, 2009.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy, at prescribed rates, any document we have filed at the Commission’s public reference room at Washington, D.C. Please call the Commission at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference room. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You also may read and copy reports and other information filed by us at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We previously filed a registration statement and related exhibits on Form S-3 with the Commission on May 9, 2006 under the Securities Act of 1933, as amended. The registration statement contains additional information about us and our securities. You may inspect the registration statement and its exhibits without charge at the office of the Commission at Station Place, 100 F Street N.E., Washington, D.C. 20549, and obtain copies, at prescribed rates, from the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” information filed with it, which means that we can disclose important information to you by referring you to the documents containing such information. The information incorporated by reference is an important part of this prospectus supplement, and information filed later by us with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the Commission by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (except any portions of such filings that are not deemed to be filed under such sections):

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 (including the exhibits incorporated by reference herein);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	Our Current Reports on Form 8-K filed on February 25, 2010, March 3, 2010, March 9, 2010, March 12, 2010, March 18, 2010, March 22, 2010, April 14, 2010, April 16, 2010, April 22,

2010, June 18, 2010, July 27, 2010, August 3, 2010, September 17, 2010, September 27, 2010 and October 4, 2010, and October 12, 2010 with respect to Item 2.06; and

•	The amended and restated description of our common stock contained in our Registration Statement on Form 8-A/A filed on May 11, 2005.

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement are deemed to be incorporated by reference in this prospectus supplement from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly reports or proxy statements which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Any person receiving a copy of this prospectus supplement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: John McManus, Executive Vice President, General Counsel and Secretary, MGM Resorts International, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119; telephone number: (702) 693-7120. A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request.

Prospectus

MGM MIRAGE
Common Stock
Debt Securities
Guarantees
Warrants
Units
Rights to Purchase Common Stock
Securities Purchase Contracts

We may, from time to time, offer to sell shares of our common stock, par value $0.01 per share, debt securities, which may be senior, senior subordinated or subordinated and which may be convertible into shares of our common stock or other debt securities, warrants, rights to purchase common stock or securities purchase contracts. This prospectus also covers guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries. Our common stock is listed and traded on the New York Stock Exchange under the symbol “MGM.”

We may offer the securities separately or as units, in separate series or classes and in amounts, at prices and on terms to be described in one or more supplements to this prospectus as well as the documents incorporated or deemed to be incorporated by reference in this prospectus. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specifications of the securities.

This prospectus describes only some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus, in other offering material related to the securities or in one or more documents incorporated or deemed to be incorporated by reference in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our principal executive offices are located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada, 89109. Our telephone number is (702) 693-7120.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Nevada Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Illinois Gaming Board nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is unlawful.

The date of this prospectus is May 1, 2009.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “Commission,” using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities registered in one or more offerings. In addition, selling security holders may sell securities under our shelf registration statement. This prospectus provides you with only a general description of the securities we or any selling security holder may offer. Each time we or any selling security holders sell securities, we will provide a prospectus supplement and may provide other offering materials that will contain specific information about the terms of that offering. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Information by Reference.”

This prospectus, and any accompanying prospectus supplement or other offering materials, do not contain all of the information included in the registration statement, as permitted by the rules and regulations of the Commission. For further information, we refer you to the full registration statement on Form S-3, of which this prospectus is a part, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, therefore, file reports and other information with the Commission. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If an agreement or document is filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 to obtain information on the operation of the public reference room. Our Commission filings are also available over the Internet at the Commission’s web site at www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange, or the “NYSE.” You can also inspect the information we file with the Commission at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Our internet address is www.mgmmirage.com. However, unless otherwise specifically set forth herein, the information on our internet site is not a part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information that we file with the Commission. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the Commission. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the Commission after the date of this prospectus will automatically update and supersede the corresponding information contained in this prospectus or in documents filed earlier with the Commission.

We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Commission on March 17, 2009, as amended by Form 10-K/A filed with the Commission on April 24, 2009;

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•	Our Current Reports on Form 8-K filed with the Commission on January 7, 2009, January 9, 2009, February 27, 2009, March 17, 2009, March 18, 2009, March 25, 2009, April 1, 2009, April 6, 2009; April 10, 2009; and April 15, 2009.

•	The description of our common stock contained in our Registration Statement on Form 8-A/A filed with the Commission on May 11, 2005.

We are also incorporating by reference any future filings that we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering. In no event, however, will any of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may from time to time furnish with the Commission be incorporated by reference into, or otherwise included in, this prospectus. Each document referred to above is available over the Internet on the Commission’s website at www.sec.gov, and on our website at www.mgmmirage.com. You may also request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

Gary N. Jacobs
Executive Vice President, General Counsel and Secretary
MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 693-7120

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USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital, acquisitions and capital expenditures, subject to the terms of our senior credit facility. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement or other offering material relating to such offering. If the net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement or other offering material will describe the relevant terms of the debt to be repaid.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	For the Years Ended December 31,
	2004		2005		2006		2007		2008

Ratio of Earnings to Fixed Charges	2.21	x	1.89	x	1.96	x	3.16	x	(1)

(1)	Earnings were inadequate to cover fixed charges of $795 million for the fiscal year ended December 31, 2008.

Earnings consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discounts, premiums and issuance costs.

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DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, guarantees of debt securities, common stock, warrants, units, rights to purchase common stock and securities purchase contracts that may be offered under this prospectus.

Debt securities will be governed by and issued under one or more indentures between us and U.S. Bank National Association, as trustee, or another trustee named in the prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us, as obligor, U.S. Bank National Association, as trustee, or another trustee chosen by us and qualified to act under the Trust Indenture Act of 1939, and any of our subsidiaries which guarantee our obligations under the Indenture. A copy of the form of Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Any supplemental Indenture relating to the Indenture will be filed in the future with the Commission. See “Where You Can Find Additional Information” for information on how to obtain a copy.

LEGAL MATTERS

Certain legal matters with respect to securities offered hereby will be passed upon for us by Glaser, Weil, Fink, Jacobs, Howard & Shapiro, LLP, Los Angeles, California, and for any selling security holder, by the counsel named in the applicable prospectus supplement. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

Attorneys in Glaser, Weil, Fink, Jacobs, Howard & Shapiro, LLP providing services to MGM MIRAGE in connection with this prospectus beneficially own an aggregate of approximately 11,530 shares of our common stock.

EXPERTS

The audited consolidated financial statements and schedule of MGM MIRAGE as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which express an unqualified opinion and include (a) an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern; and (b) an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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68,682,000 Shares

MGM Resorts International
Common Stock

Prospectus Supplement
           , 2010

Barclays Capital